Exhibit 4.7
FORM OF
THIRD AMENDED AND RESTATED
PROMISSORY NOTE TO UNITED STATES OF AMERICA
     CAL DIVE I-TITLE XI, INC. (the “Shipowner”), for value received, promises to pay THE UNITED STATES OF AMERICA (the “United States”), represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the “Secretary”), at the office of the Maritime Administration, U.S. Department of Transportation, Washington, D.C., in lawful money of the United States of America, the aggregate principal amount of $134,927,000 on or before the dates set forth in the Fixed Rate Bonds (a copy of the Global Obligations representing such Bonds is attached hereto and made a part hereof by this reference), together with interest thereon from the date hereof at the rate and on the dates set forth in the Fixed Rate Bonds, until such principal sum has been paid. This Third Amended and Restated Promissory Note to the United States of America (hereinafter, the “Secretary’s Note”) is subject to mandatory prepayment on the same terms and conditions as the Fixed Rate Bonds.
     This Secretary’s Note is given (1) in consideration of the Secretary’s issuance, pursuant to the provisions of Title XI of the Merchant Marine Act, 1936, as amended, of Guarantees of payment of the unpaid interest on and the unpaid balance of the principal amount of the Shipowner’s “United States Government Guaranteed Ship Financing Obligations, Q4000 Series,” consisting of the Fixed Rate Bonds (the “Obligations”) issued by the Shipowner in order to repay the aggregate outstanding principal amount of the Shipowner’s Second Amended and Restated Floating Rate Note and to finance certain additional Guarantee Fees, all in connection with the financing of a portion of the cost of construction of the Vessel, and (2) to evidence the Shipowner’s obligation to pay the Secretary any amount secured by the Mortgage and the Security Agreement that the Secretary may be required to pay.
     This Secretary’s Note is issued pursuant to the provisions of the Security Agreement (Contract No. MA-13599), dated as of August 16, 2000, as amended, between the Shipowner and the Secretary (as amended, the “Security Agreement”).
     The Security Agreement contemplates that on the Delivery Date, a first preferred ship mortgage on the Vessel will be executed and delivered by the Shipowner, as mortgagor, to the Secretary, as mortgagee, covering the Shipowner’s interest in such Vessel. On the Delivery Date, March 28, 2002, the Mortgage was executed, delivered, filed and recorded and the same was supplemented by Supplement No. 1 to First Preferred Ship Mortgage, dated as of November 15, 2002. The definitions used in, and the provisions of, the Security Agreement, as amended, and the Mortgage, as supplemented, are incorporated herein by reference.
     This Secretary’s Note has been negotiated and received by the Secretary, is secured by the Security Agreement and the Mortgage, and is subject to all the terms of the Security Agreement and the Mortgage, to the same extent as if said documents were set out herein in full.

     To the extent that any of the Obligations are Outstanding and until the Guarantees on each of the Obligations have been terminated pursuant to the provisions of Section 3.02(a), (b) or (d) of the Security Agreement, the principal of and the interest on this Secretary’s Note shall remain outstanding and unpaid. Payments on the Outstanding Obligations shall be deemed a payment of principal and interest on this Secretary’s Note when paid in the following manner:
(1)	By payment of interest on such Obligations in accordance with the provisions thereof and of the Indenture;

(2)	By any redemption of such Obligations in accordance with the provisions thereof and of the Indenture; and

(3)	When such Obligations have been Retired or Paid, other than by payment of the Guarantees.
     If such payment is made with monies advanced or loaned to the Shipowner by the Secretary, such payment on the Obligations shall not, as to such amount, constitute payment of principal or interest on this Secretary’s Note and the same shall not in any way be discharged as to such amount. In the event that the Secretary assumes the Shipowner’s rights and duties under the Indenture and the Obligations and makes any payments, such payments shall not, as to such amounts, constitute payment of principal and interest on this Secretary’s Note and the same shall not in any way discharge such amounts until such time as this Secretary’s Note is paid in full or otherwise discharged in an appropriate proceeding in a court of competent jurisdiction as established by the final order of a court of last resort or the final order of an inferior court which is not appealed.
     The unpaid balance of the principal of this Secretary’s Note and the interest hereon may be declared or may become immediately due and payable by declaration of the Secretary at any time after the Secretary (i) is required to pay the Guarantees pursuant to the terms of the Indenture and the Authorization Agreement, or (ii) assumes pursuant to the terms of the Indenture, the Shipowner’s rights and duties under the Indenture and the Obligations. Thereupon, the unpaid balance of the principal of and the interest on this Secretary’s Note shall become due and payable, together with interest thereon at the Obligation rate plus one percent.
     This Secretary’s Note and the obligations of the Shipowner hereunder shall be governed and construed in accordance with United States maritime laws, to the extent applicable, and otherwise in accordance with the internal laws of the State of New York.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS THEREOF, the Shipowner has caused this Third Amended and Restated Promissory Note to United States of America to be signed on this 30th day of September, 2005.

CAL DIVE I-TITLE XI, INC., as Shipowner

Attest:		By:

Name: A. Wade Pursell
Title: Vice President

By:

Name: James Lewis Connor, III
Title: Vice President